Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE July 24, 2014

ACME UNITED CORPORATION REPORTS RECORD SALES AND EARNINGS

FAIRFIELD, CONN. – July 24, 2014 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the second quarter ended June 30, 2014 were $33.4 million, compared to $28.4 million in the comparable period of 2013, an increase of 18%. Excluding additional sales resulting from the acquisition on June 2, 2014 of First Aid Only, Inc., comparable sales increased 10%. Net sales for the six months ended June 30, 2014 were $52.5 million, compared to $46.1 million in the same period in 2013, an increase of 14%. Excluding First Aid Only, sales increased 10%.

On June 2, 2014, the Company acquired the assets of First Aid Only, Inc, based in Vancouver, WA, for $13.8 million in cash. The acquired net assets totaled approximately $3.5 million, which included inventory, equipment and accounts receivable. The purchase price also included intangible assets of approximately $10.3 million. First Aid Only is a supplier of Smart Compliance® first aid kits, refills, and safety products that meet regulatory requirements for a broad range of industries. First Aid Only pioneered consultative selling and support of first aid items to large corporate customers, and is recognized as an innovative leader in the safety products industry.

Net income for the quarter ended June 30, 2014 was $2,543,000, or $.72 per diluted share, compared to $2,210,000, or $.68 per diluted share, for the comparable period in 2013, an increase of 15% in net income and 6% in diluted earnings per share. Net income for the six months ended June 30, 2014 was $2,911,000, or $.83 per diluted share, compared to $2,520,000, or $.78 per diluted share in the comparable period last year, a 16% increase in net income and 6% in diluted earnings per share.

Net sales for the quarter ended June 30, 2014 in the U.S. segment increased 19% compared to the same period in 2013 due to increased sales of first aid products, additional sales resulting from the acquisition of First Aid Only, Inc., and increased sales of pencil sharpeners. Net sales for the six months ended June 30, 2014 in the U.S. segment grew 17% compared to the same period in 2013 due to increased sales of first aid products, additional sales from the acquisition of First Aid Only, Inc., the introduction of new lawn and garden products, and growth in sales of iPoint pencil sharpeners.

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Net sales in Canada for the three months ended June 30, 2014 increased 17% in U.S. dollars and 24% in local currency compared to the same period in 2013. Net sales for the six months ended June 30, 2014 in Canada increased 9% in U.S. dollars and 16% in local currency compared to the same period in 2013. The increases in sales for the three and six month periods were primarily due to strong back to school sales and the introduction of new lawn and garden products.

Net sales in Europe for the three months ended June 30, 2014 increased 5% in U.S. dollars but were constant in local currency compared to the same period in 2013. Net sales for the six months ended June 30, 2014 in Europe decreased 5% in U.S. dollars and 9% in local currency compared to the same period in 2013 primarily due to the timing of sales to mass market customers.

Gross margins were 34.5% in the second quarter of 2014 compared to 35.5% in the second quarter of 2013. In the first quarter of 2014, the Company successfully completed the consolidation of its U.S. warehousing operations, moving from Fremont, NC to its new 340,000 sq. ft. facility in Rocky Mount, NC. In this regard, the Company incurred approximately $250,000 of one-time moving, training and ramp up costs in the second quarter of 2014 as reported in Cost of Goods Sold. Gross margins were 35.0% for the six months ended June 30, 2014 compared to 35.8% for the comparable period last year.

On April 7, 2014 the Company sold its Fremont, NC plant for $850,000, and recorded a gain of $200,000 in the second quarter of 2014 reported as other income.

The Company’s bank debt less cash on June 30, 2014 was $28.9 million compared to $17.6 million on June 30, 2013. During the 12 month period the Company purchased and made capital improvements to its new distribution facility in Rocky Mount, NC for $4.5 million, sold its Fremont, NC plant for $0.8 million,received $1.7 million from early repayment of a mortgage receivable and paid approximately $13.8 million for First Aid Only, Inc. During the 12 month period, the Company also generated $6.1 million in cash flow from operations and paid $1.0 million in dividends on its common stock.

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Walter C. Johnsen, Chairman and CEO said, “We are pleased with the strong sales performances of our first aid products, back to school Westcott items, and our new gardening tools during the quarter. We see continued strong sales momentum, and expect a strong back to school season.” Mr. Johnsen added that the integration of the First Aid Only acquisition is progressing well, and that it has already become accretive to earnings.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2014
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2014	June 30, 2013

Net sales	$33,396	$28,412
Cost of goods sold	21,875	18,331
Gross profit	11,521	10,081
Selling, general, and administrative expenses	7,983	6,889
Income from operations	3,538	3,192
Interest expense	108	122
Interest income	(2)	(48)
Net interest expense	106	74
Other (income) expense, net	(204)	25
Total other (income) expense, net	(98)	99
Pre-tax income	3,636	3,093
Income tax expense	1,093	883
Net income	$2,543	$2,210

Shares outstanding - Basic	3,210	3,156
Shares outstanding - Diluted	3,539	3,266

Earnings per share basic	$0.79	$0.70
Earnings per share diluted	0.72	0.68

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2014 (cont.)
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2014	June 30, 2013

Net sales	$52,548	$46,063
Cost of goods sold	34,150	29,554
Gross profit	18,398	16,509
Selling, general, and administrative expenses	14,235	12,803
Income from operations	4,163	3,706
Interest expense	197	249
Interest income	(9)	(106)
Net interest expense	188	143
Other (income) expense, net	(184)	28
Total other (income) expense, net	4	171
Pre-tax income	4,159	3,535
Income tax expense	1,248	1,015
Net income	$2,911	$2,520

Shares outstanding - Basic	3,206	3,144
Shares outstanding - Diluted	3,487	3,234

Earnings per share basic	$0.91	$0.80
Earnings per share diluted	0.83	0.78

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2014
(Unaudited)

Amounts in 000's	June 30, 2014	June 30, 2013

Assets:
Current assets:
Cash	$2,426	$8,458
Accounts receivable, net	30,794	25,420
Inventories	30,885	29,450
Prepaid and other current assets	1,969	2,115
Total current assets	66,075	65,443

Property and equipment, net	6,576	2,353
Long term receivable	-	1,669
Intangible assets, less amortization	14,251	4,156
Other assets	1,084	1,115
Total assets	$87,987	$74,736

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$10,919	$9,092
Other current liabilities	7,466	5,401
Total current liabilities	18,385	14,493
Bank debt	31,325	26,012
Other non current liabilities	439	1,021
	50,150	41,526
Total stockholders' equity	37,838	33,210
Total liabilities and stockholders' equity	$87,987	$74,736

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